FRUSTRATED SHAREHOLDERS OF OWENS REALTY MORTGAGE

ARE YOU FED UP WITH THE MINISCULE RETURNS OR LOSSES BEING GENERATED FOR YOU BY
ORM AND ITS MANAGEMENT TEAM?

DO YOU THINK THE EXTERNAL MANAGER (OFG) SHOULD MAKE OVER EIGHT TIMES MORE
THAN YOU AS SHAREHOLDERS?

HAVE YOU LOST MONEY ON YOUR INVESTMENT IN ORM? ARE YOU READY FOR A CHANGE?

BELOW IS THEIR OPERATING INCOME AND NET INCOME OVER THE LAST 10 YEARS

ORM ONLY PAYS A 4.7% DIVIDEND AND DOES NOT EVEN COVER ITS LOW CASH DIVIDEND
WITH ITS EARNINGS. THIS IS EVEN DURING A MAJOR BULL MARKET IN REAL ESTATE.

ORM	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	Total
Oper. Loss	2,177,060	(20,125,769)	(22,831,661)	(23,615,053)	(5,281,075)	6,922,386	4,386,961	4,511,222	(3,765,967)	620,018	$(57,001,878)
Net Income	2,163,164	(20,136,105)	(22,837,520)	(24,744,255)	(1,679,820)	8,732,897	7,929,629	23,569,116	24,409,770	8,679,848	$6,086,724

*Financial data from OMIF and ORM 10-Ks. S&P Global Market Intelligence.

AS YOU CAN SEE ABOVE, THE COMPANY’S CORE BUSINESS HAS GENERATED A

$57 MILLION LOSS OVER THE LAST 10 YEARS

HELP US FIX ORM—VOTE THE GOLD PROXY CARD

July 2, 2018

Dear Fellow Shareholders of Owens Realty Mortgage, Inc.:

Like you, we are tired of seeing ORM’s outside Manager, OFG, line their pockets while the company and its shareholders are left with meager returns.

Over the last 10 years, the Manager (OFG) has made over $50 million in fees and reimbursements, while ORM and its shareholders have made a measly $6 million.

Does this seem like a fair deal to you?

We are the Shareholder Group, with nominees, Steve Hovde and James Hua. We are long-term shareholders of Owens Realty Mortgage, Inc. (“ORM”). Together, we own approximately 4.9% of the outstanding common stock. As ORM shareholders, our interests are completely aligned with yours and our Nominees will protect your interests on the board. Our goal is to provide a new, independent perspective to the board that will act on the interests of all ORM shareholders, and not the limited interests of the Manager, Owens Financial Group, Inc. (“OFG”). Your vote for our nominees will tell Bill Owens, Bryan Draper, Bill Dutra and the rest of the Manager (OFG), that ORM is not their own personal piggy bank to pilfer. Did you see the above chart? It compares the net income attributable to ORM shareholders (in blue) vs. the fees & reimbursements the Manager, OFG, has taken for themselves (in grey) over the last 10 years.

$6 million to you, $50 million to the Manager (OFG). This is outrageous!!!

WE BELIEVE THAT THERE IS SIGNIFICANT VALUE TO BE UNLOCKED AT ORM
BUT THE CURRENT BOARD WILL NOT DO WHAT IS NECESSARY.

That is why we nominated Steve and James to serve on the Board of Directors (the “Board”). We are spending our time and money to improve ORM for the benefit of all stockholders. Steve and James are both highly qualified and will be independent voices on the Board, able to offer the perspective of significant, independent stockholders. Steve and James, if elected, will look at all strategic options with a fresh perspective and open minds, and protect shareholder value at the decision-making table.

The current Management team and their strategy are not working for the good of all shareholders. They have a one-sided management agreement that allows the Manager (OFG) to take all of the economic benefits from ORM, while leaving ORM and its shareholders with all of the risk. We believe this contract with the Manager (OFG) needs to be renegotiated or cancelled in order for us, as shareholders, to have a profitable future with ORM. The Manager (OFG) has made over $50 million, while we as shareholders of ORM have made just over $6 million. This is further evidenced by an extremely underwhelming dividend yield relative to its peers, as shown below. Sadly, ORM cannot even cover its meager dividend with its own earnings.

			ISS Peer Group				ORM Self-Selected Peer Group
Ticker	ORM	SLD	CHMI	DX	EARN	ORC	STAR	LOAN	ACRE	LADR	ABR
Dividend Yield	4.7%	9.8%	10.9%	11.1%	13.4%	14.4%	0.0%	6.4%	8.1%	8.3%	9.6%

*Current Dividend Yield as of 6/28/18 from S&P Global Market Intelligence.

HELP US FIX ORM!

Please sign, date and return the GOLD proxy card to vote in favor of electing our directors

This same Management team (OFG), that was responsible for OMIF (ORM’s predecessor) suffering large losses in the last economic downturn, is the same Management team leading ORM today. We are disgusted by the self-centered practices of the Manager (OFG) rewarding themselves with millions of dollars every year, while we as shareholders receive a significantly below-market dividend and take on the risk of future credit losses. If you want to protect yourself from the risk of experiencing significant loan losses and foreclosures again when the next downturn happens, please help us change the course of ORM by casting your vote for our nominees to allow for a profitable future for all ORM shareholders.

Very truly yours,

Steven D. Hovde	James P. Hua

For additional information or assistance, please contact InvestorCom, the firm assisting us in our solicitation of proxies or visit our website at:

www.FixORM.com

InvestorCom

65 Locust Avenue, Suite 302

New Canaan, CT 06840

Stockholders call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

WE STRONGLY ENCOURAGE YOU TO THROW AWAY OR DISREGARD THE WHITE PROXY CARD OF
ANY OTHER PROXY MATERIALS OTHER THAN THOSE ACCOMPANYING THE GOLD PROXY CARD

Forward-Looking Statements

Certain statements contained in this letter may constitute “forward-looking statements.” Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

Hovde Capital Advisors LLC ("Hovde Capital Advisors LLC"), Hovde Capital Ltd. ("Hovde Capital Ltd."), Financial Institutions Partners III LP ("FIP III LP"), Opal Advisors LLC ("Opal Advisors LLC"), Opal Capital Partners LP ("Opal Capital Partners LP"), Steven D. Hovde, James P. Hua, and Eric D. Hovde (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying GOLD proxy card with the SEC to be used to solicit proxies for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of the Company. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2018 Annual Meeting when they become available because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Shareholder Group in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov.

HELP US FIX ORM!

Please sign, date and return the GOLD proxy card to vote in favor of electing our directors